Exhibit 99.1

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EDITED TRANSCRIPT

VNTV - Q3 2017 Vantiv Inc Earnings Call

EVENT DATE/TIME: OCTOBER 26, 2017 / 12:00PM GMT

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

CORPORATE PARTICIPANTS

Charles D. Drucker Vantiv, Inc. - CEO, President and Director

Nathan A. Rozof Vantiv, Inc. - SVP of IR

Stephanie Ferris Vantiv, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ashwin Vassant Shirvaikar Citigroup Inc, Research Division - Director and U.S. Computer and Business Services Analyst

Bryan Keane Deutsche Bank AG, Research Division - Research Analyst

Craig Jared Maurer Autonomous Research LLP - Partner, Payments and Financial Technology

Dan Dolev Nomura Securities Co. Ltd., Research Division - Executive Director

Daniel Rock Perlin RBC Capital Markets, LLC, Research Division - Analyst

David John Koning Robert W. Baird & Co. Incorporated, Research Division - Associate Director of Research and Senior Research Analyst

David Mark Togut Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

Georgios Mihalos Cowen and Company, LLC, Research Division - Director and Senior Research Analyst

Jeffrey Brian Cantwell Guggenheim Securities, LLC, Research Division - VP and Analyst

Timothy Wayne Willi Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst

PRESENTATION

Operator

Good day, and welcome to the Quarter 3 2017 Vantiv’s Earnings Conference Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Nathan Rozof, Head of Investor Relations. Please go ahead, sir.

Nathan A. Rozof - Vantiv, Inc. - SVP of IR

Thank you. Good morning, and thank you for joining us today. By now, everyone should have access to our third quarter 2017 earnings release, which can be found at vantiv.com under the Investor Relations section.

During today’s call, our CEO, Charles Drucker, will begin by reviewing our third quarter operating performance and discussing our milestones for the quarter. Our CFO, Stephanie Ferris, will then describe our financial results and provide guidance for both the fourth quarter and full year.

Throughout this conference call, we will be presenting non-GAAP and pro forma financial information, including net revenue, adjusted EBITDA, pro forma adjusted net income and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. Reconciliations of our non-GAAP pro forma financial information to the GAAP financial information appear in today’s press release.

Finally, before we begin our formal remarks, I need to remind everyone that our discussion today will include forward-looking statements. These forward-looking statements are not guarantees of future performance and, therefore, you should not put undue reliance upon them. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Please refer to the forward-looking statement disclosure in today’s earnings release and in our periodic filings with the SEC. Additional details concerning our business risks and the factors that could cause actual results to materially deviate from our forward-looking statements can be found in our annual report on Form 10-K under the headings, Risk Factors and MD&A, and in other filings with the Securities and Exchange Commission, including our preliminary proxy statement with respect to the pending merger with Worldpay, all of which are available at sec.gov.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Now I’ll turn the call over to Charles Drucker, our CEO. Charles?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Thank you, Nate, and thanks to everyone for joining our call this morning. I’m pleased to announce another successful quarter and achieve the high end of expectation and demonstrated our ability to consistently execute.

Before we go into the results, I’d like to update you on our strategy with Worldpay. We built Vantiv into a leader by executing on our strategy of expanding in the high-growth channels and verticals. And now we are transforming our company with an eye towards the future. By combining with Worldpay, we will leapfrog from our #1 position in the U.S. to become a global acquirer with leading eCommerce capabilities. This is a powerful combination that is strategically compelling for both companies. It joins 2 highly complementary businesses and will allow us to achieve more together than either one of us could have done on our own.

Our business will have multiple opportunities to deliver growth. First, the combination will create a global eCommerce leader. eCommerce is growing twice as fast as the overall payment market, and our company will have unparalleled scale, a comprehensive suite of solutions and a worldwide reach to be a global partner of choice.

Second, we will expand into high-growth markets in order to benefit from the secular growth in electronic payments across international geographies, high-growth verticals and new client segments. Expanding our business through strategic acquisition is a core competency of ours and will continue to be a platform for future growth. We have a disciplined approach to integration. This includes embracing our new clients and partners in order to assure that we continue to provide seamless and uninterrupted service. And we’ll integrate platforms and systems in order to bring the best of breed from both companies to the market.

We have done this with each company that we have acquired, including Moneris and Paymetric, which we used to expand into fast-growing health care and B2B verticals earlier this year. The Moneris integration is well underway, and our cost synergy achievement is running ahead - a year ahead of schedule. Client attrition is trending better than expected because our people have successfully avoided disrupting our merchants whenever possible. We’ve also successfully implemented our go-to-market strategy with BMO Harris Bank and with our integrated payment health care partners, which are generating a significant amount of new merchant referrals.

Similarly, with Paymetric, we’ve aligned our sales team to generate cross-sell opportunities, and these early efforts have already begun to pay dividends with new joint sales. As we successfully acquire to integrate leading new companies, our team never takes the eye off the ball, and they continue to execute at a high level.

During the third quarter, net revenue grew 13% to $554 million, and pro forma adjusted net income per share grew 27% to $0.90, as strong double-digit net revenue growth reflects 16% growth in our Merchant segment as well as a 1% decline in our Financial Institution Services. Our Merchant business continues to benefit from the expansion into small- and medium-sized businesses through our high-growth channel, which delivered another quarter of 20-plus percent growth.

Our very strong 27% EPS growth demonstrates the unique strength of our business model, including significant operating leverage and adjusted EBITDA margin expansion as well as our ability to deploy capital to the benefit of our shareholders, primarily through the large share repurchase that we executed in conjunction with the Worldpay transaction.

During the third quarter, we’ve made progress in several areas. We are using our technology and distribution to gain share with SMBs. In terms of technology, we are expanding our capabilities with new innovative products. We’ve recently launched FastAccess Funding, which allows merchants to receive their settlement payments in minutes rather than days. With FastAccess Funding, we are now able to push our clients’ settlement dollars directly to their debit card in realtime versus waiting for a traditional settlement.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Working capital is the lifeblood of small businesses. By speeding up access to funds, we are addressing a critical pain point for SMBs, and expanding our technology leadership with a product that empowers them. We are also continuing to expand our reach of high-growth distribution channels by adding important new strategic partners. For example, in our Merchant Bank channel, we are excited to partner with Columbia Bank. As a full-service commercial bank, Columbia Bank serves communities in Washington, Oregon and Idaho, and we’ll provide its clients with a full suite of innovative product solutions.

We are also continuing to build our leading integrated payment channels, which delivered another impressive 20%-plus growth. Our integrated payment strategy is differentiated from our peers, and the scale and capabilities of our leading partner network is unique. While others in the channel focus their time and investment on proprietary solutions that compete with their partners, we’ve chosen an open strategy that is helping us win share by seamlessly ramping new partners to have platform and by providing their clients with leading services and support.

Similarly, in eCommerce, we are expanding into the marketplace verticals by partnering with leading platforms like Magento. Our integration with their platform will help merchants to maximize customer lifetime value and grow revenues. For example, Magento’s merchants will benefit from our differentiated high-conversion engine, encryption and partner-related products.

In addition, with Worldpay, we will increase our scale in eCommerce and extend our capabilities to become a global player. We will have the ability to support more than 300 different payment methods across 146 countries and 126 currencies, a combination that we believe is unparalleled in scale and value proposition.

So in conclusion, I believe the key takeaway from this quarter is about really our people and their ability to demonstrate once again that they consistently execute and deliver results at the highest level. They focus on our clients on never taking their eye off the ball.

Now I’d like to turn the call over to Stephanie to talk about the financials.

Stephanie Ferris - Vantiv, Inc. - CFO

Thank you, Charles, and thanks to everyone for joining the call this morning. As Charles discussed, we had another very strong quarter. Net revenue grew 13% to $554 million. Pro forma adjusted net income grew 19% to $168 million, and pro forma adjusted net income per share grew 27% to $0.90.

Our Merchant segment generated net revenue growth of 16% as transactions grew by 9%, and net revenue per transaction increased by 6%. On an organic basis, Merchant net revenue grew high single digits, reflecting our continued new wins and positive share shift with SMBs.

In our Financial Institution segment, net revenue declined 1%, performing better than we expected. We lapped the compression from the Fifth Third Bank contract renewal as well as the majority of benefits from EMV and product-related services by the end of the second quarter, which helped to create more favorable comparison. Excluding these headwinds, FI’s underlying trends remained stable, and we continue to expect this segment to return to growth during the second half of 2018.

Adjusted EBITDA grew 14% to $270 million. Our adjusted EBITDA margin expanded by 40 basis points during the quarter to 48.7%, demonstrating the operating leverage inherent in our business model as well as our ability to achieve cost synergies through disciplined integration.

Underlying this margin expansion, sales and marketing expense increased by 13% as we continue to expand in the high-growth partner channels. And on an adjusted basis, other operating costs increased by 9%, and general and administrative expense increased by 11%, as we continue to generate operating leverage in the back office even after absorbing increased costs from acquisitions.

Depreciation and amortization expense, excluding the impact of the amortization of intangibles related to acquisitions, increased 49% to $27 million, primarily due to recent acquisitions and net interest expense of $39 million.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Before I turn to guidance, I’d like to provide some additional commentary on our progress towards closing the Worldpay transaction. We are on track to close during the first quarter of 2018. We recently filed a preliminary proxy statement, and we expect to obtain all necessary regulatory approvals within our time line. Integration planning activities are well underway. We’ve already conducted joint planning sessions with people from both companies in order to prepare us to hit the ground running on day 1.

Finally, I’d like to provide fourth quarter and full year financial guidance. Based on the current level of transaction trends and new business activity, we are narrowing our guidance ranges for the full year, while leaving the top end of our net revenue and pro forma adjusted net income per share ranges unchanged. For the full year 2017, we now expect to generate net revenue of $2.11 billion to $2.12 billion, which represents growth of approximately 11% year-over-year. We expect to generate pro forma adjusted net income per share of $3.34 to $3.36 for the full year 2017, which represents growth of 22% to 23%.

Our fourth quarter expectations are consistent with our full year guidance ranges. And for the fourth quarter, we expect to generate net revenue of $556 million to $566 million, representing growth of 11% to 13%; and pro forma adjusted net income per share of $0.94 to $0.96, representing growth of 25% to 28%. Our fourth quarter guidance assumes net revenue growth in the Merchant segment in the mid-teens, with high single-digit organic growth consistent with the third quarter. And we project FI net revenue to decline mid-single digits as we continue to face headwinds in the FI segment from the planned Capital One de-conversion.

And with that, I’ll turn the call back to Charles for closing remarks.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Thanks, Stephanie. To conclude, we delivered strong results for the third quarter. We are progressing well with integration, and we continue to leverage our strength to win new business. I’m confident in our competitive position, and I’m excited for the future.

Vantiv plus Worldpay is a powerful combination that is compelling for both companies. Together, we will leapfrog our company from the #1 position in the U.S. and the U.K. to become a truly global acquirer with leading eCommerce capabilities.

Finally, I’d like to thank our people for their passion, character and attitude. They consistently execute on our strategy and vision as well as practicing our values. Their drive to win has been the catalyst to position our company and to reach new heights in the future, while helping our clients and partners to navigate the complexity of the evolving payment landscape.

I’d also like to thank our broader team, both here and at Worldpay, for doing a world-class job of preparing to bring our 2 companies together. Our teams are working well together. And based on early success and as I walk through the halls and feel all the energy and enthusiasm of the teams, I can tell you that we will do great things together.

Finally, for all of you in the line, thank you for taking the time this morning to listen to our earnings call. And with that, operator, we’d like to open up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we will take our first question from Ashwin Shirvaikar from Citi.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Ashwin Vassant Shirvaikar - Citigroup Inc, Research Division - Director and U.S. Computer and Business Services Analyst

I guess my first question is with regards to Merchant Services growth. Should we start thinking of Merchant Services as a high single digit as a new normal? Or is there any short-term impact in there from things like hurricanes, natural disasters, things like that that’s affecting that? If you could provide some comment on those.

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, absolutely. Thanks, Ashwin. I’ll take that. So yes, I do think you should continue to expect - what we saw in the third quarter is consistent with the second quarter trends. We do see high single-digit trends in the business. I think as we think about that for the fourth quarter and beyond, we’d continue to see that as being the trend. We obviously benefit on the top line from the acquisitions to increment above that, but we do believe high single digits is the expectation. The way we think about that is really, our high-growth channels, which really continue to do very well, they’re growing to be about 50% of the Merchant revenue and, as Charles mentioned on the call, are doing 20% plus in terms of growth, that being offset by some of the traditional channels we’ve been talking about, direct and ISO, as those settle into a lower single-digit growth expectation. So you’re exactly right, high single digits is our expectation. We continue to see continued consistent trends with that.

Ashwin Vassant Shirvaikar - Citigroup Inc, Research Division - Director and U.S. Computer and Business Services Analyst

Got it. And then a follow-up question on Paymetric, a good little acquisition there. Can you provide sort of how you’re thinking about scaling Paymetric, and then any details about the - can you give us some process go-forward?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. So I’ll start, and Charles can chime in. In terms of scale, we think, as you know, we’re very excited about the B2B vertical. We see a lot of secular card growth in B2B, and Paymetric really enables us to tap into that market in a way we haven’t been able to do previously. We think the cross-sell and the processing capability, along with the Paymetric integrated gateway capability, will be a powerful force for us. And we’ve already started integration there between these 2 sales and go-to-market teams. So we do expect those to scale quite nicely. But as you know, with respect to revenue, it does take some time. The sales teams have to come together and then go out and deliver that value proposition into the marketplace. But we are quite bullish on that segment.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes. I’ve been very pleased so far with the integration and the communication between the sales force. We have a tremendous leader over at Paymetric who has brought the sales force in with his group. We have early wins. There’s a lot of deals that we’re currently in that, quite frankly, we wouldn’t have been in before as we weren’t embedded in those capabilities. And the probability of winning those deals are very high. So I think it positions us well. So the capabilities that we got and then also with the Worldpay, which was not part of our thesis, the ability to bring those overseas with those integrations are going to be powerful. So those teams are doing well, and the excitement level over there is high. And we’re going to win a better than fair share in the B2B space.

Stephanie Ferris - Vantiv, Inc. - CFO

I might also add one other thing in terms of integration, and Charles touched on this on his comments. Both with respect to Moneris and Paymetric, we are well ahead of our integration plans, and I think you’re seeing those start to come through in the EBITDA margins and the EBITDA growth rate. Obviously, Paymetric was more of a go-to-market integration for us. But we have successfully integrated them into the Vantiv platform, and Moneris is well on its way and ahead of schedule. So we’re really pleased with our ability to acquire the company, integrate them and then start to see not only the cost synergies, but expect to see revenue synergies along the way as well.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Operator

And we will take our next question from David Koning with Baird.

David John Koning - Robert W. Baird & Co. Incorporated, Research Division - Associate Director of Research and Senior Research Analyst

And I guess I have 2 main questions. The first is just FI, and within FI, the 18% transaction decline was bigger than what we would have thought. Is there anything outside of Capital One that’s driving that? And the flip side is just that yield was so good, so much better than we thought. So maybe on that segment, first, what exactly is happening?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. So no, the transaction decline is really being driven by Capital One. As you know, we completed that - completely converted that in the second quarter. So the decline in transactions you’re seeing in the third quarter is really related to them. In terms of the yield, we did have some non-transaction value-added services on a onetime basis that we did get the benefit of in the third quarter, driving that yield up and driving FI to be down only 1%. We don’t expect that to reoccur in the fourth quarter, which is why we’re projecting FI net revenue to decline mid-single digits in the fourth quarter. And as I said in the call, just thinking about FI, with the Capital One de-conversion, we will continue to expect, in 2018, it to return to growth in the back half of ‘18, with the first quarter now in upper single digits, and then second quarter in flattish, and then returning to low growth - low single-digit growth in the back half of 2018 as we lap the Capital One de-conversion.

David John Koning - Robert W. Baird & Co. Incorporated, Research Division - Associate Director of Research and Senior Research Analyst

Okay, that was great. A lot of granular data. That’s good. And then I guess the second question, just in Merchant, is it fair to say big-box might have actually gotten just a touch better for you in Q3, and then the hurricane maybe just a touch of a negative impact, and those 2 maybe offset to almost negligible? Is that maybe a way to think about Merchant from those 2?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, I think that’s exactly right.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes, I agree. And we actually tracked the areas of the hurricane, and I think that’s a good approximation.

Stephanie Ferris - Vantiv, Inc. - CFO

Yes.

Operator

And we will take our next question from George Mihalos with Cowen and Company.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Georgios Mihalos - Cowen and Company, LLC, Research Division - Director and Senior Research Analyst

Charles, just wanted to kind of start off with a bit of a strategic question. You talked about how kind of Vantiv is unique in its approach to some of the nontraditional growth channels. When you look at someone like Chase making an investment, buying a WePay and the like, do you think there is an opportunity for Vantiv selectively, whether it be on an end-market basis or specific vertical basis, to actually own some of the software and combine it with processing? Or do you really want to kind of push with this sort of approach of being sort of Switzerland in all the markets?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

So 2 things. One is, I think some of the capabilities that are out there are around how you board small merchants faster in the market to really attack the card-not-present space in the lower end – middle to – more middle, lower end of the market, which for us, in the eCommerce space, we play more to the middle to the top end of the market. And I think with Worldpay’s capabilities and in all of the countries and the capabilities, it’s going to allow us to go a little bit deeper into the card-not-present stack. And I think a lot – some of the purchases out there and some that you might have referenced may be more focused on the card-not-present space. So that’s that aspect. I think our strategy is somebody – and what I’ve said before is each vertical will have different approaches as you think about integrated or software type of place. Some verticals have lots of players in it and lots of different capabilities where we will play the Switzerland role. When we go into other verticals where it may be not as fragmented or it’s concentrated in certain things, we may have to evaluate different approaches. Our preference is to always enable our customers, give them tools to allow them to compete, to level the channels and bring the best of both worlds because these guys are usually experts in the software, and we are experts in the payment. However, to your point, George, there might be verticals or geographies across the world and maybe it doesn’t - it makes a different type of approach. So we’re open to that, but we have a fundamental core that we - is to help our clients get better, and we get help in the same fashion. But to your point is there may be verticals that, that approach may not be appropriate because there’s only a couple of players, and we would look to think differently.

Georgios Mihalos - Cowen and Company, LLC, Research Division - Director and Senior Research Analyst

All right, great. That’s great color, really appreciate that. And then, Stephanie, just a quick follow-up. I think the prior quarter Merchant grew organic low double, now it’s sort of high singles. And it looks like your high-growth channel has actually accelerated, if I recall correctly. Can you maybe just parse out for us the areas that have slowed, and you maybe expect to stay at a bit of a lower growth rate than what we’ve seen, say, earlier in the year or even in the prior year?

Stephanie Ferris - Vantiv, Inc. - CFO

Sure, absolutely. So you’re exactly right, we had, in the first and second quarter, low double-digit organic growth. We’re talking about high single digit in the third quarter. Those are really our expectations as we think about the fourth quarter and really into ‘18. Very consistent trends. As you think about the pieces of that, we’re really, really encouraged because our high-growth channels continue to perform 20% plus in that mix. Thinking about Integrated Payments, eCommerce, as we talked about and for obvious reasons, the shift from the card present to the card not present is really impacting all of the segments no matter where you sit. And so we are really encouraged with the growth we see in our eCommerce segment, and then as Charles said, really thinking about Worldpay becoming a global eCommerce leader and really taking advantage of those trends. Offsetting the high - and also Merchant Bank continues to be a really strong high-growth channel for us. So the high-growth channels continue to do very well, 20% plus. They’re about 50% of the Merchant revenue that we’re seeing. On the flip side, as we’ve been talking about since the first quarter, we have our direct channel and our ISO channel that had been performing in 2016 in the mid-single digit range, have been moved down to the low single-digit range. It’s very consistent. We don’t continue to see deterioration there, but we don’t expect improvement there either. And so we’re expecting very consistent trends there. ISO, we talked a little bit about in 2015 and ‘16 in terms of seeing strong growth there as they caught the benefits of the EMV conversion. We are seeing that growth tail out here in 2017, as we expected. Frankly, we didn’t expect them to continue to be in that mid-single digit. And then the directional, like we talked about, big-box retailer moving into eCommerce card-not-present space, which is why we’re really focused on the high growth, and the Worldpay transaction continues to be in the low single digits. As David said, we actually saw it slightly improve, offsetting with hurricanes, but we don’t expect that to return to a mid-single-digit growth range for us. We see that in a low single-digit growth for us.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes. I’d say the schedule with the ISO, we talked about this in 2016, and we thought the advantages that would have would last through ‘17 and really tail off in the second half of the year. And we’re seeing those trends. And then on the edges were the hurricane areas, it has edge stuff that moves you a little bit either way, but - with the stuff coming up. But we’re feeling good about how we’re approaching each channel. And our focus has always been, as we’re watching channels that we think potentially longer term may slow, we’re investing in the channels that are going to have where the high-growth are, which are the Integrated Payments, the card-not-present type of area to really position us for long-term future success.

Stephanie Ferris - Vantiv, Inc. - CFO

Yes.

Operator

And we will take our next question from Bryan Keane with Deutsche Bank.

Bryan Keane - Deutsche Bank AG, Research Division - Research Analyst

Just want to ask, what was the impact of the hurricanes in the quarter?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, it was immaterial. It was less than 1%, very small.

Bryan Keane - Deutsche Bank AG, Research Division - Research Analyst

Okay. And then just on the grocer area, the competitive pressures we’re hearing about in the headlines, any - are you guys seeing any slower growth from that vertical?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. So just as a reminder, we make money in the grocery sector by the number of times you go based on transactions. So obviously, the grocery vertical over the last couple of years has been plagued by deflation. That doesn’t really impact us in terms of the number of times people go. Clearly, the trends in people buying groceries online will impact that. I would say, with respect to the vertical in the third quarter have actually slightly improved over the second quarter, but it’s so modest. And just as a reminder, that vertical for us is a very small vertical. A large amount of transactions from a revenue standpoint is not overly material. But we do watch that vertical very closely as well as all the big-box verticals, but slight improvement in the third quarter.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

The exciting part to me about these verticals is that our dialogue with the groups on how to move payments in, make it even more seamless for the client, the click and pay where they can order and pick up is really accelerating, which I think gives us other type of opportunities longer term in the future to help them navigate the payments. So even though they’re very focused, we have great partners there. The dialogue and the type of more out-of-the-box thinking around how to use payments is something that I think we can help our partners for the future. We have mutual benefits.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Bryan Keane - Deutsche Bank AG, Research Division - Research Analyst

Okay. And then just clarifying on the organic growth between 2Q and 3Q, you mentioned high-growth channel is still doing great. Even big-box retailers might have been a touch better. So I’m just trying to figure out, just pinpoint the slightly slower organic growth back to kind of where you guys’ expectations were. But just trying to figure out where it was when you compare 2Q being at low double digits and 3Q at low - or high singles.

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. I mean, it feels like we’re [needing] over a percentage. But I would say probably what’s driving that is our ISO and direct channels going - slowing down a bit, like we said, expectations in the low single.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes. And we - because these are throughout weather, but we’re rounding on there the hurricanes, but it’s kind of the rounding side of that.

Bryan Keane - Deutsche Bank AG, Research Division - Research Analyst

Okay, that’s helpful. Last question from me, just on the acquisitions, what were the revenue contributions of Moneris and Paymetric?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, great, thanks. So I think in total, they’re obviously 7% organic in the high single. Together, they contributed about 7%. I think we’re expecting that as well as we move forward very consistent contribution. They’re both doing really, really well for us, as Charles said.

Operator

And we will take our next question from David Togut with Evercore ISI.

David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

Could you comment on pricing both in the Merchant Services and the FI business on an apples-to-apples basis, just looking at the underlying organic trends?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

I think pricing in the market has been pretty steady from a competitive standpoint. There’s nothing out there that has been unusual. Stephanie, why don’t you just talk about headline transaction?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. I think you’re probably talking about the revenue per transaction growth that you were seeing in the FI space.

David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

Yes.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, yes. So obviously, with the Capital One, the number of transaction is coming off there. That’s impacting us in the second quarter, but we did see a decline there. So a couple of things happening in FI. One, we’re lapping the Fifth Third Bank contract renewal. So from a revenue per transaction standpoint, that was impacting us in the second quarter, not impacting us in the third quarter. And then the Capital One taking the transaction off of the platform, and then there is the onetime value-add services that we saw in the third quarter. I think the combination of those are what’s really impacting the third quarter revenue per transaction or the EO to go up. And if you follow the guidance fall there, we would expect revenue per transaction to continue to grow. It’s really - it’s not pricing. It’s primarily that large Capital One client coming off. As you can imagine, the number of transactions in the revenue, it is not a high-yield, it’s a large-type customer. Does that help?

David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

Yes, it does. That’s helpful. And just a quick follow-up. Can you talk about the strategic role of FI business as you complete the Worldpay deal? I mean, FI is about 15% of revenue now, much smaller post-Worldpay. How does FI fit in? Are there any - is there any leverage with the Worldpay business you can extract? And how do you think about investing in this business going forward?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes, I’ll take the financial piece, and then I think Charles is going to jump in on the strategic piece. You’re exactly right, FI in the new combined company will be less than 10% of revenue, but it does contribute a significant amount of segment profit, 93%. And so as you know, it’s complete – its operations and Merchant’s operations are completely consolidated, and we run them consolidated. So it contributes quite a bit from a margin standpoint. And we continue to benefit from that. I think strategically, I’ll turn it over to Charles in terms of thinking about the benefits of having growth, the FI transactions and the Merchant transactions and what they bring to us.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes. I think by us putting on one single platform, first of all, gives us a lot of leverage and allows us to influence and work through the whole payment stream, all the way from issuer swipe to the merchant, the merchant acceptance. And these are not only [sexy] things, but inside of that, how the rules come together, how you maximize rallying capabilities, how you think about fraud and data, there’s a lot of benefits that go there by putting it together in an all-in-one platform. The secondary thing, which rolls into the Merchant segment and not the FI segment, is our success in cross-selling to these mid-sized clients the merchant product features and functions. And we think with international capabilities from a merchant perspective, we’ll have even more banks that we will be able to cross-sell to. It allows us, when we’re out there to our clients - sorry, merchants, to have more of a toolbox at the same time. I’d like - like I said earlier, the knowledge base that we get in an end-to-end transaction, seeing the consumer behaviors working with their FI side and be able to translate that, we think it positions us very well. And then being on one platform, we get the scale of both. So we see it as strategic. It has been a focus that it’s not a big part of our business. And we appropriately put the right resources to be able to give the features to the FI side, but we put a lot of the resources on the high-growth area. Last point I have is a lot of things we do, people think the investments of - if we’re changing rule changes to the charge-back system with Visa or Mastercard and we put it in, we just naturally get the issuer and the acquirer side together. So it’s very leveraged, and it doesn’t take a lot of run-the-shop type of things that we wouldn’t have normally done in the payments business. So we think it’s a good business. Of course, it will be a smaller segment. It will be less than 10% coming up.

Operator

We will take our next question from Tim Willi with Wells Fargo.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Timothy Wayne Willi - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst

I have 2 questions. First one, Charles, and I apologize if I missed this earlier, but I know one of the things you talked about prior to acquiring Worldpay, and then subsequently you’re acquiring it, was sort of the global eCommerce. And you have a lot of multinational companies in the U.S., which you should now be able to sort of go around the world with on the eCom front. Is there just any insights or color you can provide around discussions and et cetera since announcing that transaction and how those customers are dialoguing with you about their expansion plans and you being a part of that?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes. So you didn’t miss it, but I’m extraordinarily excited about 300 different payment methodologies, over 146 countries, 126 currencies. Stephanie waves me down a little bit, but we’ve had - the interactions with our customers on both sides have been tremendous, meaning that everybody sees that capability and the excitement to go and complete the transactions and get that going is very high with our clients and especially with our team. We think both sides have some [missing agree], and so we think, truly, we’re going to be the player that has both pieces together. And we’re going to be involved in a lot of things. So our dialogue with some of the customers that we had individually, because we’re not together as one company yet, gives me a lot of optimism. When I’m in putting out those teams on both sides of the company, just enthusiasm. I think we’re going to have a great opportunity. And I think that’s going to be another jewel that brings a lot of business forward. It may take a little bit as you put together because people have to program and change, but a lot of times, we have pipes to each other. And they will be able to swing volume as we think about ‘18, ‘19 and ‘20.

Timothy Wayne Willi - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst

Great. So my follow-up was just in the Merchant business and around the bank channel. Anything you could talk about over the last year or 2, that’s gotten a little bit more competitive is my guesstimate with other people eyeing it up. You guys have done well. What are the areas with the banks where you think you’re really stretching the core and driving the growth relative to maybe even 1 or 2 years ago, areas you’ve gotten better that continue to help really drive that overall higher-growth channel story?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes, I think - well, the bank channel has always been a competitive channel. And banks always don’t - not all banks make bold moves to grab various pieces of technology to win in that space. But I can tell you, the integration of Worldpay and being able to give some - all the international reach, we’ve been very focused because now these banks are feeling their eCommerce capabilities both through the whole stack to be a differentiator. I think with the banks, we’ve always said we talk banks, we’re able to get into the bank, we’re able to get to the spot of the bank that we can motivate them to give us referrals. But there’s a lot of places like technology, integrated payment, that banks aren’t getting as many looks. And our ability to figure out in a longer-term scenario on how to mesh banks and partner channels, I think will really position us for the future. But it is a very competitive market. We exceedingly do better in that market, we think, than most, but it’s like anything else. This payments business, the channels we have, our focus and strategic is how we constantly have to pivot towards the future. And it’s not an overnight thing that says, my gosh, wake up one morning and everything changes. But if you don’t start to think about pivoting now into the eCommerce space, we pivoted early into the integrated space, we’re pivoting into B2B, health care, and I think those type of verticals and channels will help us enhance our relationships with banks and actually get more referrals and leads.

Operator

We will take our next question from Craig Maurer with Autonomous Research.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Craig Jared Maurer - Autonomous Research LLP - Partner, Payments and Financial Technology

Charles, I was hoping you can comment on the long-term risk of platform fragmentation now with the Worldpay deal getting done, Paymetric and others. It [stogged] First Data for a very long time. And as you guys get bigger, how do you present this single front to merchants considering the many platforms you’ll have?

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes, actually, our plan has always been to continually consolidate the platform. So Moneris will be consolidated. Paymetric, the portions of Paymetric will be consolidated. We actually focus on what we call a front and a back door. So there might be various doors around specialty eCommerce type of capabilities or integrated payments that are really - that people could come in the front door. Once they come in the front door, the whole back-end, everything around settlements and all those components, our plan is consolidation, and we have continued with the - pretty much all the stuff that Vantiv does, that’s the path to move down. Now with the Worldpay, as we explained, the initial view is that we will have a U.S. or a U.S. and international platform with a bridge between them that goes - that could be seamless to the clients. And then what we said is as we understand it more, there are going to be components of the platform that we might consolidate in a certain area. So our strategy around having as many platforms as some of our competitors, we’re not going to have that. And we’re actually committed to taking the time and energy upfront to make that happen. But early stage, we said with Worldpay, our thought process there is 2, and then over time, we’ll figure out how to maximize both of them, so that’s Moneris, everything we’re consolidating.

Operator

We will take our next question from Jeff Cantwell with Guggenheim Securities.

Jeffrey Brian Cantwell - Guggenheim Securities, LLC, Research Division - VP and Analyst

I was at Money20/20 when you announced the new partnership with AEVI this week. And at that exact moment, AEVI was giving a talk about what it’s calling Merchant Acquiring 3.0. Now your company typically is at the forefront as far as being an early technology adopter in the payment space. So can you just explain some more to us about what Merchant Acquiring 3.0 is? In other words, can you just explain why you’re partnering with AEVI and what are the benefits they bring to your clients?

Stephanie Ferris - Vantiv, Inc. - CFO

We’re having a little bit of hard time here. Who did you say we...

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

AEVI?

Stephanie Ferris - Vantiv, Inc. - CFO

We didn’t hear who you said we announced a partnership with. We couldn’t hear it.

Jeffrey Brian Cantwell - Guggenheim Securities, LLC, Research Division - VP and Analyst

Your partnership with AEVI, the cloud service provider on Tuesday.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Stephanie Ferris - Vantiv, Inc. - CFO

Oh, yes.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes, yes, we did.

Stephanie Ferris - Vantiv, Inc. - CFO

Okay. Yes, so we did announce that. As you know, we, over the past couple of years, have spent a long time acquiring what we consider the more unique capabilities in the marketplace where we see a lot of growth. Obviously, it started with the eCommerce acquisition of platforms and then into the integrated payment space and platform. We continue - and then most recently with Paymetric and Moneris. All of those really bring forth our ability to do a lot of unique things with payments, including making sure that we can be integrated into any kind of technology platform provider. So if you think about our Integrated Payments business, Mercury, they have great integrations with lots of ISVs. Many of them are moving into the cloud. And so we are pretty excited about that. We think the - both the organic development of our capabilities as well as the acquisitions that we’ve done has enabled to lead us to continue to be at the forefront of those types of partners.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes, I think - I mean, AEVI is a next generation of deals, smart-type terminals, the various different hardwares, the features that you can bring to small clients, we think, is the next generation of new one value-added revenue source for us and also a lot of value to the clients. We saw them as a first mover or someone that can help bring those type of applications early using some of the devices that are coming out, where we’ve talked about the Carbon with Verifone that we’re excited about. So we think that part of our strategy is to not always build everything, but try to get all the partnership, to partner with people who can get us to the places first and quickly. So it’s very - it’s in the very early stages. We’re very excited about that piece. And the smart type of terminals are the ones like Carbon and other players in the market, we think, will address a portion of the market that we can bring different values and capabilities to.

Jeffrey Brian Cantwell - Guggenheim Securities, LLC, Research Division - VP and Analyst

Got it. And then AEVI seems early days, but just trying to think that through a little bit. Would you characterize that as - how would you characterize that in terms of the benefits to your company? In other words, there’s a subject that could lower attrition rates or create new opportunities for new wins or something else.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Well, I think as you complete more features to a client and tie them in, so I mean, there was a theory that which I agree with, you start with a little earlier before this, that you want a great reporting package. You want to integrate and make seamless to the back-office. Now you want to get a type of - a marketplace type of application and things that bring value to the client that says, once they’re locked in and using that, you move the dialogue from what’s my discount rate, what’s my cost, that saving a couple of basis points is way outweighed by what are the revenue aspects with the other things that you could bring. So we think, in the long term, again, very early stage, it does have stickiness to it. It takes - it changes the dialogue to more value-added type of dialogue. It allows us to diversify our revenue stream that isn’t always purely on transaction processing, which has tendencies in its simplest form to get commoditized to bring value added. So we’re anxious to see where these programs are going to go. We’re very excited about where we think we can go. But again, this is part of our strategy that says you got to be thinking about the future and you got to start putting these things in place. So when you lean into ‘19 and ‘20, that things that are more traditional, that you’re only giving the basic type of services for us that are more prone to attrition, and those have more compression to it, you have more revenue streams coming up. So I mean, (inaudible) it’s early stages of it. But this is one of many things that we continue to do in several channels across the market.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Operator

We will take our next question from Dan Dolev with Nomura.

Dan Dolev - Nomura Securities Co. Ltd., Research Division - Executive Director

Can you shed some light on the 7% M&A contribution? My numbers were a little bit higher. I think at the beginning of the year, you were talking about $60 million for Moneris 2020, and then $40 million in the second half; and then Paymetric, we had about $12 million. Where was the dollars slightly lower than expected?

Nathan A. Rozof - Vantiv, Inc. - SVP of IR

Dan, it’s Nate. We haven’t broken out the contribution from each of the individual companies. But I think in terms of the expectations for the business, I think they’re generally performing in line with where we expect. The delta between the 2 individual businesses are frankly very small, I’d say, largely immaterial.

Dan Dolev - Nomura Securities Co. Ltd., Research Division - Executive Director

Okay, got it. And then on - when you talk about the card not present, if I think about Integrated Payments, and I guess you were saying that the business accelerated, so is the thought there too within that, that transactions are decelerating and RPT is accelerating? Is that how we should think about it?

Stephanie Ferris - Vantiv, Inc. - CFO

No, I think we’re seeing - no, transactions can continue to accelerate in the integrated payment space. So murmur in the high growth, we have eCommerce and Integrated Payments. Those are doing very well with respect to transaction growth. Obviously, they have a revenue per transaction yield that’s higher than the overall company, and they continue to contribute to driving the revenue per transaction expansion for total merchant. But no, we’re definitely seeing transaction growth to be really strong in both business types there.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Yes, you saw at card not present - so when we are - a lot of the integrated players who are very heavy into restaurant, we do have the retail aspect. We classify it as omni-channel when it comes to more of the retail type of side that we’re capturing with our integrated omni-channel. When we talked about card not present, a lot of times we have talked about in the eCommerce of card not present area, there’s the middle to high end which we typically played in, and then some of the smaller web-only card not present is an area in the future, especially with all the connections with Worldpay that we’re going to penetrate more into. But when it comes to the integrated, working with our partners, we capture that omni-channel card-present and card-not-present capabilities. But in the restaurant side, it’s not as much card not present. I mean, obviously, they had mobile apps that allow them to quick-service restaurants, [line bust] in omni-channel, there’s take-out orders that could be considered card-not-present type of transactions.

Operator

We will take our next question from Dan Perlin with RBC.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

Can you guys - can you just tell us what the impact from the acquisitions were on earnings in the quarter? And then I have a follow-up.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

We haven’t disclosed that, Dan, sorry.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

Okay. Well, then let me go take a different angle. You’re running a whole year...

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Give us another question.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

You’re running a whole year ahead on cost synergies with Moneris. Can you kind of give us a sense of what the original cost synergy plan calls for? If you can’t answer that, well, I got another one.

Stephanie Ferris - Vantiv, Inc. - CFO

So - yes, I bet you do. So no, we really never disclose synergies with respect to Moneris. But I think what we said when we originally bought Moneris was their margins were in the, if I recall, the 30% range. And we would expect post-integration with our platform that we would be bringing them in line with overall Vantiv margins, say, [getting back] into integration expectations there. I think I made some comments at the beginning of the hour around being really pleased with how that integration is going. I think you saw between that and Paymetric the margins expand quite nicely. And that is a benefit of us being a little bit ahead with respect to integration and doing a really nice job getting through all that integration work. We’re definitely not done with Moneris and Paymetric, but we are ahead of schedule, and we’re seeing the benefits of those.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

I love it when - since it’s the last question, I love it when the last question goes towards my finance guy (inaudible) so thank you.

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

There’s a last one.

Charles D. Drucker - Vantiv, Inc. - CEO, President and Director

Oh, no, no, no more. No, it’s time. All right.

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OCTOBER 26, 2017 / 12:00PM, VNTV - Q3 2017 Vantiv Inc Earnings Call

Daniel Rock Perlin - RBC Capital Markets, LLC, Research Division - Analyst

All I was just going to say was the revenue yields on Worldpay and Vantiv are vastly different. And now that you’ve had a chance to look under the hood a little bit more, I’m just wondering, do you think you could deconsolidate its yields up?

Stephanie Ferris - Vantiv, Inc. - CFO

Yes. So I think it depends on what you’re looking at there. So their gross profit is more akin to our net revenue. So I think if you’re looking at their, what they call, net revenue per transaction, you’re right, the yield is a little bit different. I think when you use the gross profit per transaction, I think the yield comes more in line with expectations. But to be honest, we’ve been doing a lot of work. I don’t have a lot of color for you there.

Nathan A. Rozof - Vantiv, Inc. - SVP of IR

All right. So with that, I think we’ll wrap the call. Thanks, everyone, for joining us today. If you have any additional questions, please reach out to us using the contact information available on the investor website, and [Phoebe] or myself will be happy to get back to you. Thanks again. Goodbye.

Operator

Ladies and gentlemen, once again, that concludes today’s call, and we thank you for your participation. You may now disconnect.

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